UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): October 7, 2011
POWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12488	88-0106100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 Mosley Drive Houston, Texas (Address of Principal Executive Offices)	77075-1180 (Zip Code)
(713) 944-6900
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 — Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported, Patrick L. McDonald resigned from his roles as President and Chief Executive Officer and as a Director of Powell Industries, Inc. (the “Company”) effective September 14, 2011.
In connection with Mr. McDonald’s resignation, Mr. McDonald and the Company entered into a Severance Agreement and Release on October 7, 2011 (the “Severance Agreement”). The Severance Agreement provides, among other things, that as severance compensation Mr. McDonald will be provided the following severance benefits: (i) a lump sum payment of $1,220,000 to be paid on October 17, 2011 (the “Effective Date”); (ii) $1,170,000 to be paid in 48 equal semi-monthly installments of $24,375, with the first such installment to be due and payable within 30 days after the Effective Date and semi-monthly thereafter until paid in full; and (iii) the unvested portion of the restricted stock award of 8,000 shares granted to Mr. McDonald on October 1, 2009 and the unvested portion of the restricted stock award of 7,601 shares granted to Mr. McDonald on October 1, 2010, granted under the terms of the Company’s 2006 Equity Incentive Plan will vest on the Effective Date.
The Severance Agreement includes a release of all claims arising out of or relating to Mr. McDonald’s employment with the Company and the termination of that employment.
Until October 14, 2011, Mr. McDonald is entitled to revoke his acceptance of the Severance Agreement. If he revokes his acceptance, the Severance Agreement will be of no further force or effect and Mr. McDonald will not be entitled to the severance benefits described above.
The foregoing description of the terms and conditions of the Severance Agreement is only a summary and is qualified in its entirety by the full text of such agreement, a copy of which, assuming Mr. McDonald does not revoke his acceptance, will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 14, 2011	POWELL INDUSTRIES, INC.
	By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President Chief Financial and Administrative Officer (Principal Financial Officer)

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